Exhibit 10.01

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EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 14th day of May, 2004, by and between Intersil Corporation, a Delaware corporation (hereinafter referred to as “Company”) and Gregory L. Williams (hereinafter referred to as “Employee”).

WHEREAS, Employee, who currently serves as the Executive Chairman of the Company’s Board of Directors, is widely recognized for his semiconductor industry and genera1 management expertise and his business acumen in respect of, among other things, corporate strategy, corporate positioning, and evaluating the merits of potential corporate acquisitions and investments in the semiconductor industry; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to retain the valuable services of Employee, and, therefore, in recognition of Employee’s substantial and significant semiconductor industry and general management expertise and his many contributions to the success of the Company and the accumulation of shareholder wealth, the Board of Directors of the Company has determined to offer employment to Employee as Non-Executive Chairman of the Board of Directors of the Company;

WHEREAS, the Company and Employee, as parties to that certain employment agreement by and between Employee and the Company, dated as of May 10, 2002 (the “2002 Agreement”), scheduled to expire on May 14, 2004 desire to enter into a new agreement containing the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

I. POSITION

Subject to his re-election to the Board of Directors at the next Annual Meeting of Shareholders, Company hereby agrees to employ Employee and Employee hereby agrees to be employed by Company as Non-Executive Chairman of the Board

II. DUTIES

Employee shall, upon request, provide consultation and advice to the Chief Executive Officer regarding company strategy and potential strategic acquisitions. Employee shall, if elected to the Board serve as Chairman of the Company’s Board of Directors and perform those duties as are customarily rendered by and required of a chairman of the board of directors, including but not limited to (a) chair meetings of the Board in a manner which utilizes the time of the Board effectively and which takes advantage of the expertise and experience that each director has to offer, (b) establish an agenda for each Board meeting that covers matters which should come before the Board in the proper exercise of its duties, (c) provide input and support to the Nominating and Governance Committee of the Board of Directors on selection of committee chairs and membership on Board committees and resolution of issues of corporate governance that should come to the attention of the Board and the Corporate Governance Committee, (d) use reasonable efforts to cause the Board to be provided with information on the condition of the Company, its businesses and the environment in which they operate, (e) facilitate and encourage constructive and useful communication between the management and the Board, (f) recommend

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to the Board for its approval an agenda for each shareholders meeting which covers matters that should come before the shareholders, (g) provide leadership to the Board in the establishment of positions which the Board should take on issues to come before the annual meetings of shareholders, and (h) preside at annual and special shareholders’ meetings.

III. TERM

Employee’s term of employment by the Company hereunder shall commence May 14, 2004 and end May 14, 2005 (the “Employment Term),

IV. EXTENT OF SERVICES

Employee agrees to perform the services prescribed pursuant to Article II hereof to the best of his ability, and to the satisfaction of the Board of Directors of Company. Notwithstanding the foregoing, and provided that such activities do not interfere with Employee’s obligations hereunder, Employee may serve as a director and/or officer of other corporations so long as such entities we not, directly or indirectly, in competition (as defined in Section 9(c) of the 2002 Agreement) with the Company, any subsidiary of the Company, or any entity directly or indirectly controlled by the Company or any such subsidiary (an “Affiliate”).

V. COMPENSATION AND BENEFITS

A. Salary. As compensation for the full and faithful performance of such services to be rendered by Employee to Company prescribed pursuant to Article II, during the term hereof Company shall pay to Employee a salary of One Hundred and Fifty Thousand Dollars ($150,000) per year, payable in equal bi-weekly installments or otherwise as mutually agreed.

B. Equity Compensation.

1. On May 14, 2004, Employee will be granted an option to purchase 25,000 shares of Company stock in accordance with the standard terms and conditions currently in effect for granting stock options to outside directors serving on the Company’s Board of Directors.

2. On May 14, 2004, Employee will be awarded 6,000 deferred stock units issued in accordance with the standard terms and conditions currently in effect for awarding deferred stock units to outside directors serving on the Company’s Board of Directors.

C. Group Insurance and Pension Plans. Employee shall be entitled to participate in all medical benefit plans, hospitalization plans, group life insurance, long term disability or other employee welfare benefit plans (collectively, the “Group Insurance Plans”) and any pension plans (including any supplemental employee retirement plans) and any plan for the reimbursement of legal, financial and medical expenses that may be provided by the Company or its subsidiaries to senior executive officers from time to time during the Employment Term. Nothing contained in this Agreement shall in any manner modify, impair or affect the future right of Employee to Medical Benefits as set forth in Section 6(b) of the 2002 Agreement which section remains in full force and effect.

D. Vacation and Sick Leave. Employee shall not participate in the Company’s vacation and sick leave plans.

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E. Business Expense Reimbursement Employee shall be reimbursed in full for all reasonable business related expenses incurred during the performance of those services prescribed pursuant to Article II. Company will reimburse Employee for all such expenses upon the presentation by Employee from time to time, of an itemized account of such expenditures, together with supporting vouchers.

F. Legal Fees. The Company shall reimburse Employee for reasonable legal fees and out-of pocket expenses incurred by Employee in connection with the negotiation and execution of this Agreement and related matters in an amount not to exceed $5,000.

VI. TERMINATION

A. Termination by Company. This Agreement may be terminated by Company only for cause. As used in this Agreement, (i) “Cause” means (A) Employee’s conviction of a felony which constitutes a crime involving moral turpitude and results in harm to the Company or any of its Affiliates; or (B) a judicial determination that Employee has committed fraud, misappropriation or embezzlement against any person; or (C) Employee’s failure to comply with the material terms of tins Agreement and/or Employee’s willful or gross and repeated neglect of duties hereunder, or willful or gross and repeated misconduct in the performance of such duties, in each instance so as to cause material harm to the Company or any of its Affiliates.

B. Resignation by Employee. Notwithstanding any provision to the contrary herein, it is expressly agreed that Employee may in his sole discretion resign and terminate the Employment Term upon thirty (30) days advance written notice to the Company.

C. Effect of Termination of Employment. In the event that Employee’s employment with the Company terminates for any reason pursuant to this Section VI (whether voluntary or involuntary), Employee shall be entitled to receive all salary earned and accrued to the date of termination, but all other rights of the Employee under this Agreement shall terminate as of the effective date of Employee’s termination, except as provided in Section VB and Article XII or as otherwise provided by law. Such termination of employment shall not affect Employee’s rights under the 2002 Agreement.

VII. CONFIDENTIAL INFORMATION

Employee acknowledges that his employment by the Company will, prior to and throughout the Employment Term, bring him into close contact with many confidential affairs of the Company and its Affiliates, including information not readily available to the public concerning the Company’s finances and operating results, its markets, key personnel, operational methods and other business affairs and methods, technical data, computer software and other proprietary intellectual property, other information not readily available to the public, and plans for future developments relating thereto. In recognition of the foregoing, Employee covenants and agrees that he will:

1. keep secret all confidential matters of the Company and its Affiliates known to him which

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are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company and its Affiliates, wherever located, either during or after the Employment Term except with the Company’s prior written consent.

2. promptly disclose to the Company, and that the Company will own all right, title and interest in, all inventions, computer software and other intellectual property which he conceives or develops during the course of his employment (excluding that which he conceived or developed prior to the date of this Agreement or conceives or develops during the course of his employment without the use of the resources or facilities of the Company or its Affiliates) (the “Intellectual Property”), will affix appropriate legends and copyright notices indicating the Company’s ownership of all intellectual Property and all underlying documentation, and will execute such further assignments and other documents as the Company considers necessary to vest, perfect, patent, maintain or defend the Company’s right, title and interest in the Intellectual Property; and

3. deliver promptly to the Company on termination of his employment by the Company, or at any other time the Company may so request, all memoranda, notes, records, reports, computer discs and other documents (and all copies thereof) relating to the business of the Company or its Affiliates which he obtained or developed while employed by, or otherwise serving or acting on behalf of the Company or its Affiliates and which he may then possess or have under his control or relating to the Intellectual Property; provided, however, that in the event of any dispute between the Company and Employee in relation to the termination of his employment by the Company, Employee may retain copies of the foregoing to be used solely in connection with any arbitration or judicial proceeding to resolve such dispute; provided further, however, Employee shall immediately upon the resolution of such dispute deliver all such retained copies to the Company.

VIII. SEVERABILITY

The covenants of Employee in Article VII hereof shall each be construed as an agreement independent of any other provision in this Agreement. Company and Employee hereby expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause, or combination of the same is in violation of the law of any state where applicable, such sentence, paragraph, clause, or combination of the same alone shall be void in the jurisdiction where it is unlawful, and the remainder of such paragraph and its Agreement shall remain binding upon the parties hereto. The parties further acknowledge that it is their intention that the provisions of this Agreement be binding only to the extent that they may be lawful under existing applicable laws, and in the event that any provisions of this Agreement are determined by a court of law to be overly broad or unenforceable, the valid provisions shall remain in full force and effect.

IX. WAIVER OF BREACH

The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that same or any other provision.

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X. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XI. ENTIRE AGREEMENT

This instrument together with the provisions of Sections 6(b), 8(b), (c) and (d) and 9(a), (b) and (c) of the 2002 Agreement, which remain in full force and effect, contains the entire agreement of the parties with respect to the subject matter hereof. It may not be changed orally, but only by an agreement in writing, signed by all parties hereto.

XII. RIGHT OF INDEMNIFICATION

Notwithstanding any other provision of this Agreement (including those provisions which terminate Employee’s rights under this Agreement), in the event Employee is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that Employee is or was a director of the Company, Company shall indemnify Employee against expenses (including attorneys’ fees), liability and loss actually and reasonably incurred or suffered by Employee in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in to right of the Company, except to the extent that such indemnification is prohibited by applicable law. The right of indemnification contained herein shall survive the termination of this Agreement. In addition to the foregoing rights of indemnification, Employee shall he entitled to any greater or extended indemnification rights granted by the Company to its directors in their capacity as such.

XIII. ATTORNEYS’ FEES

In any action arising out of this Agreement, the prevailing party shall be entitled to recover its costs, including actual attorneys’ fees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of die date and year first written above.

EMPLOYEE	INTERSIL CORPORATION

/s/	/s/
Gregory L. Williams	Authorized Representative

5/19/04	May 27, 2004
Date	Date